PRICING SUPPLEMENT NO. 95-25 Dated October 18, 1995     Rule 424(b)(2)
To Prospectus Supplement Dated March 2, 1995         File No. 33-57541


                         BENEFICIAL CORPORATION

                       Medium-Term Notes, Series H
                           (Book Entry Notes)


Salomon Brothers Inc purchased $50,000,000 principal amount of these Medium-Term Notes, Series H, maturing on November 15, 1996, at a principal price of $50,000,000.00 for resale to investors from time to time at prices based on market conditions at the time of resale.

       Floating Rate Notes Due 9 Months or More from Date of Issue

Maturity Date:  November 15, 1996      Interest Payment Period:
                                         Monthly
Interest Rate Basis:
  LIBOR                                Interest Reset Period:
                                         Monthly
Specify Other Base Rate:  N/A
                                       Interest Reset Dates:
Index Maturity:  1-month                 Same as Interest Payment Dates

Spread: minus 0.05%                    Settlement Date (Issue Date):
                                         October 20, 1995.
Spread Multiplier:  N/A
                                       Calculation Agent:
Maximum Interest Rate: N/A               Chase Manhattan Bank, N.A.

Minimum Interest Rate: N/A             Optional Repayment Date(s):
                                         N/A
Interest Payment Dates:
  The 15th of each month, commencing   Additional Terms:
  on November 15, 1995 through and       For the purposes of the Notes
  including November 15, 1996.  For      contemplated hereunder,
  the purposes of the Notes              interest payments will
  contemplated hereunder, all            include interest accrued to,
  Interest Payment Dates shall be        but excluding the Interest
  a Business Day in the City of          Payment Date.
  New York.

Initial Interest Rate:
  Determined as if the Settlement
  Date was an Interest Reset Date.